Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated April 24, 2009 on the financial statements and financial highlights of The Weitz Funds, in Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A, No. 333-107797), included in the Annual Report to Shareholders for the fiscal year ended March 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

July 27, 2009